EXHIBIT 10.4

Kelly Zuar

57 Gordonhurst Ave

Montclair, NJ 07043

November 15th 2021

Dear Ms. Zuar,

We are very pleased to offer you the position of Executive Business Partner (“EBP”), reporting to the CEO, with The Healing Company, Inc., a Nevada corporation (the “Company”). This offer of at-will employment is conditioned on your satisfactory completion of certain requirements, as explained in this letter. Your employment is subject to the terms and conditions set forth in this letter, which override anything communicated to you, orally or in writing, during your interview or as part of any other communication, about your employment with The Healing Company, Inc. Your employment will be subject to your satisfactory completion of a 90-day probationary period. However, completion of the probationary period will not alter your at-will employment status in any way (see below for more information regarding at-will employment).

As an EBP, you will be full-time, effective November 27th 2021 your start date (“Employment Start Date”). As an EBP, you will be classiﬁed as exempt under the federal Fair Labor Standards Act and New York state law, which means you are not entitled to overtime pay for working more than 40 hours in a workweek or more than 8 hours in a workday.

In your capacity as EBP, you will perform duties and responsibilities that are reasonable and consistent with such position as may be assigned to you from time to time by the CEO, and you will be regularly and directly assisting the CEO in an administrative capacity on matters of signiﬁcance. You will report directly to the CEO, currently Simon Belsham, or another individual designated by The Healing Company, Inc.’s CEO. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of The Healing Company, Inc.’s interests.

In consideration of your services as an EBP, you will be paid an annual salary of $105,000.00, pro-rated from your start date, plus all applicable overtime compensation as required by law, payable bi-weekly in accordance with the standard payroll practices of The Healing Company, Inc. and subject to all withholdings and deductions as required or permitted by law. The Healing Company, Inc. reserves the right, in its sole discretion, to prospectively modify your compensation from time to time, to the extent permitted by applicable law.

As further compensation for the services to be performed hereunder, you shall be awarded certain rights to purchase or receive shares of the Company’s Common Stock as follows:

(i)

Stock Option. The Company will grant you an option (“Option”) to purchase one hundred thousand (100,000) shares of Common Stock in accordance with the terms of the Company’s stock incentive plan and its standard employee stock option agreement, which shall vest in accordance with the terms and conditions outlined in the plan and agreement, and otherwise as described in this Agreement. The Option shall be exercisable at the fair market value of the Common Stock as determined by the Company’s 2021 409A valuation and shall have a term of ten years. The shares subject to the Option (“Shares”) shall vest ratably over the four (4) year period commencing as follows: 25% shall vest on November 27, 2022, and at a rate of 1/48 of the number of shares initially subject to the Option for each full calendar month thereafter (such that 100% of the Shares shall be vested as of November 27, 2025.

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As an EBP, you will be eligible to participate in beneﬁt plans and programs that may be in effect from time to time, including group medical and life  insurance and other fringe beneﬁts as are made available to other similarly situated employees of The Healing Company, Inc., in accordance with and subject to the eligibility and other provisions of such plans and programs. The Healing Company, Inc. reserves the right, in its sole discretion, to prospectively modify or terminate any of its beneﬁts plans or programs at any time and for any reason, to the extent permitted by applicable law.

You will be subject to all applicable employment and other policies of The Healing Company, Inc., as outlined in The Healing Company, Inc.’s employee handbook and elsewhere.

Your employment will be at-will, meaning that you or The Healing Company, Inc. may terminate the employment relationship at any time, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and The Healing Company, Inc. on this term. Although your duties, title, compensation, and beneﬁts, as well as The Healing Company, Inc.’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express agreement signed by you and an authorized representative of The Healing Company, Inc.

Providing notice does not create an express or implied contract for continued employment or employment for a ﬁxed period.

The Healing Company, Inc. reserves the right, in its sole discretion, to prospectively modify or rescind any of the terms set forth in this letter at any time during the course of your employment, to the extent permitted by applicable law.

This offer is contingent upon:

(a)

Veriﬁcation of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three days of starting employment. For your convenience, a copy of the Form I-9 List of Acceptable Documents is enclosed for your review.

(b)	Your execution of The Healing Company, Inc.’s enclosed Employee Conﬁdentiality and Proprietary Rights Agreement.

This offer will be withdrawn if any of the above conditions are not satisﬁed. Please do not resign from your current job until you have conﬁrmation from The Healing Company, Inc. that these conditions have been satisﬁed.

By accepting this offer, you conﬁrm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also conﬁrm that you will inform The Healing Company, Inc. about any such restrictions and provide The Healing Company, Inc. with as much information  about them as possible, including copies of any agreements between you and your current or former employer describing such restrictions on your activities.

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You further conﬁrm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to The Healing Company, Inc. without written authorization from your current or former employer, nor will you use or disclose any  such conﬁdential information during the course and scope of your employment  with The Healing Company, Inc.. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

All of us at The Healing Company, Inc. are excited about the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to me within seven (7) days. This offer is open for you to accept until December 5th 2021, at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Yours sincerely,

Signed

Larson Elmore, CEO

On behalf of The Healing Company, Inc.

Acceptance of Offer

I have read and understand all the terms of the offer of employment set forth in this letter and I accept each of those terms. I also understand and agree that my employment is at-will and, with the exception of a subsequent written agreement signed by an authorized The Healing Company, Inc. representative, no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is The Healing Company, Inc.’s complete offer of employment to me and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

Kelly Zuar

Signed

Date	11/29/2021

Attachment:

Exhibit A: The Healing Company’s Employee Conﬁdentiality and Proprietary Rights Agreement

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EXHIBIT A

THE HEALING COMPANY’S EMPLOYEE CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

[see attached]

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